N e w s R e l e a s e QUICKSILVER RESOURCES INC. 801 Cherry Street Fort Worth, TX 76102 www.qrinc.com

Quicksilver Announces Filing of 2011 Financial Report

FORT WORTH, TEXAS (April 16, 2012) – Quicksilver Resources Inc. (NYSE:  KWK) announced today that the company has filed its 2011 Form 10-K.

Final net income for the fourth quarter 2011 was $24 million, or $0.14 per diluted share, and $90 million, or $0.52 per diluted share for the full-year 2011, which is $4 million less than the quarter and year ended December 31, 2011 as previously reported in the company’s release on March 15, 2012. The difference is attributable to an additional non-cash impairment of U.S. midstream assets and a non-cash reduction in the fair value of certain commodity derivatives. These adjustments had no impact on adjusted net income per share for the quarter and year ended December 31, 2011. As such, fourth-quarter 2011 adjusted net income, a non-GAAP financial measure, continues to be essentially breakeven, and full-year 2011 adjusted net income continues to be $20 million, or $0.12 per diluted share. Details of adjusted net income are included in the tables following this press release

Use of Non-GAAP Financial Measure

This news release and the accompanying schedules include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedules provide reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional reservoirs, including coalbed methane and shale gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas; Steamboat Springs, Colorado and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Investor & Media Contact:
John Hinton
(817) 665-4990

KWK 12-08

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NEWS RELEASE Page 2 of 3

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended December 31, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$ 194,473	$ -	$ 194,473
Sales of purchased natural gas	26,529	-	26,529
Other	2,095	3,000	5,095
Total revenue	223,097	3,000	226,097

Operating expense:
Lease operating	29,508	(1,708)	27,800
Gathering, processing and transportation	48,359	-	48,359
Production and ad valorem taxes	5,382	-	5,382
Costs of purchased natural gas	26,144	-	26,144
Other operating	229	-	229
Depletion, depreciation and accretion	60,902	-	60,902
Impairment	57,996	(57,996)	-
General and administrative	17,837	(446)	17,391
Total expense	246,357	(60,150)	186,207
Operating income	(23,260)	63,150	39,890
Income (loss) from earnings of BBEP	24,282	(23,571)	711
Other income (loss) - net	84,327	(84,646)	(319)
Interest expense	(43,901)	1,030	(42,871)
Income before income taxes	41,448	(44,037)	(2,589)
Income tax expense	(17,917)	20,135	2,218
Net income attributable to Quicksilver	$ 23,531	$ (23,902)	$ (371)

Earnings (loss) per common share - diluted	$ 0.14		$ 0.00
Diluted weighted average shares outstanding	169,409		169,409

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NEWS RELEASE Page 3 of 3

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Twelve Months Ended December 31, 2011
	As Reported	Adjustments	Adjusted Net Income
Revenue:
Production	$ 800,543	$ -	$ 800,543
Sales of purchased natural gas	86,645	-	86,645
Other	56,435	(45,852)	10,583
Total revenue	943,623	(45,852)	897,771

Operating expense:
Lease operating	102,874	(1,708)	101,166
Gathering, processing and transportation	190,560	-	190,560
Production and ad valorem taxes	29,226	-	29,226
Costs of purchased natural gas	85,398	-	85,398
Other operating	557	-	557
Depletion, depreciation and accretion	225,763	-	225,763
Impairment	107,059	(107,059)	-
General and administrative	79,582	(13,478)	66,104
Total expense	821,019	(122,245)	698,774
Operating income	122,604	76,393	198,997
Income (loss) from earnings of BBEP	(8,439)	19,324	10,885
Other income - net	219,768	(217,893)	1,875
Interest expense	(186,024)	4,990	(181,034)
Income before income taxes	147,909	(117,186)	30,723
Income tax expense	(57,863)	47,566	(10,297)
Net income attributable to Quicksilver	$ 90,046	$ (69,620)	$ 20,426

Earnings per common share - diluted	$ 0.52		$ 0.12
Diluted weighted average shares outstanding	169,735		169,735

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